Exhibit 99.2

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 12/31/2006	PERCENT OWNED	ACQUISITION DATE	ACQUISITION PRICE*	DISPOSITION DATE	DISPOSITION PRICE	ALLOCATED NET SALE PROCEEDS
Alstom Power	SOLD	39%	12/10/96	$8,137,994	3/15/05	$12,000,000	$4,545,538
AT&T Texas	100%	45%	10/10/96	$4,474,700	N/A	N/A	N/A
Avaya	100%	39%	6/24/98	$5,512,472	N/A	N/A	N/A
305 Interlocken Parkway	100%	45%	2/20/97	$7,087,770	N/A	N/A	$361,626
360 Interlocken Boulevard	100%	39%	3/20/98	$8,567,344	N/A	N/A	N/A
Iomega	SOLD**	39%	4/1/98	$5,934,250	1/31/07	$4,867,000	$1,830,788
1315 West Century Drive	SOLD	39%	2/13/98	$10,361,070	12/22/06	$8,325,000	$3,145,720
15253 Bake Parkway	SOLD	38%	1/10/97	$8,459,425	12/2/04	$12,400,000	$4,526,770
U.S. Cellular	74%	45%	6/17/96	$10,485,786	N/A	N/A	N/A
WEIGHTED AVERAGE	91%

*	The Acquisition Price does not include the upfront sales charge.
**	This asset was sold after the close of the quarter.

FUND FEATURES

OFFERING DATES	January 1996 – December 1996

PRICE PER UNIT	$10

A/B STRUCTURE	A’s – Cash available for distribution up to 10% Preferred B’s – Net loss until capital account reaches zero + No Operating Distributions

A/B RATIO AT CLOSE OF OFFERING	84% to 16%

AMOUNT RAISED	$35,000,000

Please note that the figures and dates in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.

The financial information presented is preliminary and subject to change, pending the filing of the Partnership’s Form 10-K for the period ended December 31, 2006. We do not make any representations or warranties (expressed or implied) about the accuracy of any such statements to the investor’s realized results at the close of the Fund.

Readers of this correspondence should be aware that there are various factors and uncertainties that could cause actual results to differ materially from any forward-looking statements made in this material. Past performance is no guarantee of future results.

Portfolio Overview

Wells Fund IX is in the holding phase of its life cycle. The Fund now owns interests in five assets, having sold the 1315 West Century Drive property in the fourth quarter and the Iomega property after the close of the quarter. Our focus at this time involves increasing the occupancy level within the portfolio and concentrating on re-leasing and marketing efforts that we believe will deliver greater operating performance for our investors.

Each of the two recent sales in the Fund provided an opportunity to avoid substantial re-leasing costs at the assets. The 1315 West Century Drive property had been vacant since April 2005, and leasing interest had been minimal. While the Iomega building was leased through 2009, the tenant was not occupying the facility, and re-leasing the asset following the known vacancy would have involved considerable costs, both in terms of re-leasing costs as well as lost revenue during the downtime.

The fourth quarter 2006 operating distributions were reserved (see “Estimated Annualized Yield” table) due to the rent abatement associated with the U.S. Cellular lease. We anticipate that operating distributions will continue to remain low in the near-term, given the anticipated re-leasing costs for the remaining vacant space at U.S. Cellular. Over the next few weeks, the General Partners will evaluate if distributions of the net sale proceeds from the recent sales are appropriate.

We would like to highlight the Cumulative Performance Summary on the back page, which provides a high-level overview of the Fund’s overall performance to date.

Continued on reverse

Property Summary

•

The Alstom Power building was sold on March 15, 2005, following the lease renewal and extension with Alstom Power. Net sale proceeds of $4,545,538 were allocated to Fund IX. The November 2005 distribution included $3,449,511 of these proceeds. The remaining $1,096,027 is currently being reserved, and the General Partners will be evaluating the next net sale proceeds distribution in the coming weeks.

•	The AT&T Texas building is 100% leased through July 2011.

•	The Avaya building in Oklahoma City, Oklahoma, is 100% leased through January 2008.

•

The 305 Interlocken Parkway property is located in the Broomfield submarket of Denver, Colorado. During the fourth quarter 2005, we signed a lease with Flextronics USA, Inc. for the entire building that extends through August 2011.

•

The 360 Interlocken Boulevard property also is located in the Broomfield submarket of Denver, Colorado. The majority of this building is leased to Gaiam through May 2008. We have successfully increased the building occupancy to 100%.

•

The Iomega building, located in Ogden, Utah, was sold on January 31, 2007, and net sale proceeds of approximately $1,830,788 were allocated to the Fund. In the coming weeks, the General Partners will evaluate if a distribution of the proceeds is appropriate.

•

The 1315 West Century Drive building, located in Louisville, Colorado, was sold on December 22, 2006. Net sale proceeds allocated to the Fund total $3,145,720. In the coming weeks, the General Partners will evaluate if a distribution of the proceeds is appropriate.

•

The 15253 Bake Parkway building, located in Orange County in southern California, was sold on December 2, 2004, following the signing of a new ten-year lease with Gambro Healthcare. Of the net sale proceeds, $4,526,770 was allocated to Fund IX, and $237,910 has been used to fund the Partnership’s pro-rata share of the Gambro re-leasing costs. We distributed $2,488,372 of these proceeds to the limited partners in May 2005. The remaining proceeds were included in the November 2005 distribution.

•

• The U.S. Cellular building is located in Madison, Wisconsin. In September 2006, a lease amendment was signed that will reduce the square footage to approximately 75,000 square feet as of January 1, 2007, and extend the lease through January 2013. We are actively marketing the remaining 27,000 square feet for lease.

CUMULATIVE PERFORMANCE SUMMARY(1)

	Par Value	Cumulative Operating Cash Flow Distributed	Cumulative Passive Losses(2)	Cumulative Net Sale Proceeds Distributed	Estimated Unit Value as of 12/31/06(3)
PER “A” UNIT	$10	$7.10	N/A	$1.56	$6.56
PER “B” UNIT	$10	$0.00	$1.89	$8.14	$6.58

(1)

These per-unit amounts represent estimates of the amounts attributable to the limited partners who have purchased their units directly from the Partnership in its initial public offering of units and have not made any conversion elections from Class A units to Class B units, or vice versa, under the Partnership agreement.

(2)

This estimated per-unit amount is calculated as the sum of the annual per-unit cumulative passive loss allocated to a Pure Class B Unit, reduced for Gain on Sale per unit allocated to a Pure Class B Unit.

(3) Please refer to the disclosure related to the estimated unit valuations contained in the 1/30/2007 Form 8-K for this partnership

ESTIMATED ANNUALIZED YIELD*

	Q1	Q2	Q3	Q4	AVG YTD
2006	4.50%	4.50%	4.50%	Reserved	3.38%
2005	5.00%	4.00%	Reserved	4.00%	3.25%
2004	8.25%	Reserved	8.25%	Reserved	4.13%
2003	8.25%	8.00%	9.00%	9.00%	8.56%
2002	9.00%	8.75%	9.00%	9.00%	8.94%
2001	9.00%	9.50%	9.50%	9.50%	9.38%
2000	8.75%	9.00%	9.25%	9.25%	9.06%
1999	9.15%	9.16%	9.00%	8.12%	8.86%
1998	6.88%	8.25%	8.50%	9.11%	8.19%
1997	3.05%	3.76%	5.37%	5.93%	4.53%
1996	0.00%	0.00%	7.46%	3.47%	2.76%

TAX PASSIVE LOSSES — CLASS “B” PARTNERS

2005	2004		2003	2002	2001	2000
-65.71%**	-15.41	%**	12.56%	19.38%	18.58%	16.61%

*	The calculation is reflective of the $10 offering price, adjusted for NSP paid-to-date to Class “A” unit holders.
**	Negative percentage due to income allocation.

For a more detailed quarterly financial report, please refer to

Fund IX’s most recent 10-Q filing, which can be found

on the Wells Web site at www.wellsref.com.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

LPFCTPRO4QFACTS07-01 (4271)	© 2007 Wells Real Estate Funds